EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Libbey Inc. 2016 Omnibus Incentive Plan of our report dated March 13, 2015, except for Note 19, as to which the date is February 29, 2016, with respect to the consolidated financial statements and schedule of Libbey Inc. for the year ended December 31, 2014 included in its Annual Report (Form 10-K) of Libbey Inc. for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toledo, Ohio
March 3, 2017